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                                                                    EXHIBIT 99.2

                           FIRST AMERICAN CORPORATION

     PROXY SOLICITED BY THE BOARD OF DIRECTORS FOR THE ANNUAL MEETING OF SHAREHOLDERS CALLED FOR APRIL 16, 1998.

     The undersigned hereby appoints Dennis C. Bottorff and Dale W. Polley, or either of them, as proxies, with full power of substitution, to vote all shares of the undersigned as shown on the reverse side of this proxy at the 1998 Annual Meeting of Shareholders of FIRST AMERICAN CORPORATION and any adjournments thereof.

     The Board of Directors recommends a vote FOR the approval of Proposals 1, 2 and 4 and FOR the election of directors. Approval of Proposal 2 is a condition to the obligation of First American and Deposit Guaranty to consummate the Agreement and Plan of Merger being voted upon in Proposal 1. Proposals 3 and 4 are not such conditons.

(1)[ ] FOR [ ] AGAINST [ ] ABSTAIN Approval and adoption of the
       Agreement and Plan of Merger by and between First American
       Corporation and Deposit Guaranty Corp.
(2)[ ] FOR [ ] AGAINST [ ] ABSTAIN Approval and adoption of the
       Amendment to the Restated Charter of First American
       Corporation to increase the number of authorized shares of
       Common Stock from 100 million to 200 million.
(3)[ ] FOR all of the following nominees for directors, Dickson,
       Koonce, Polley, Smith, Turner and Welch, to serve until the
       Annual Meeting in 2001, and Wilson to serve until the Annual
       Meeting in 1999, and until their successors have been
       elected and qualified (except as indicated to the contrary below):
   [ ] AGAINST the following nominees (print    [ ]  WITHHOLD AUTHORITY (ABSTAIN) to vote
       name(s)):                                     for the following nominees (print
                                                     name(s)):
   [ ] AGAINST all nominees                     [ ]  WITHHOLD AUTHORITY (ABSTAIN) to vote
                                                     for all nominees
(4)[ ] AUTHORITY GRANTED                        [ ]  AUTHORITY WITHHELD
       for the proxies to vote in their
       discretion on any other matter which
       may come before said Meeting or any
       adjournment thereof.
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     Your shares will be voted in accordance with your instructions. If no choice is specified, shares will be voted FOR approval and adoption of the
Agreement and Plan of Merger, FOR approval and adoption of the Amendment to the
Restated Charter of First American Corporation to increase the number of shares of Common Stock, FOR the nominees in their election of directors, and by the proxies in their discretion on any other matters which may properly come before said Meeting or any adjournment thereof.

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
------------------ (number of       PLEASE SIGN AND RETURN PROMPTLY
persons)                            ---------------------------------------------
WILL ATTEND THE ANNUAL MEETING      ---------------------------------------------
                                    DATE
                                                                           , 1998
                                    Please sign exactly as your name appears at
                                    left. If registered in the names of two or
                                    more persons, each must sign. Executors,
                                    administrators, trustees, guardians,
                                    attorneys and corporate officers must show
                                    their full titles.

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